UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.)

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[ ]	Preliminary Information Statement
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Northsight Capital, Inc.
(Name of Registrant As Specified In Its Charter)
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Common Stock, $.01 par value
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NOTICE OF ACTION BY WRITTEN CONSENT

OF SHAREHOLDERS OF

NORTHSIGHT CAPITAL, INC.

September 29, 2018

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

TO THE SHAREHOLDERS OF NORTHSIGHT CAPITAL, INC.:

Notice is hereby given that shareholders holding more than a majority of the issued and outstanding shares of common stock (the “consenting shareholders”) of Northsight Capital, Inc., a Nevada corporation (“we,” “our” or the "Company"), took action by written consent on September 13, 2018 to amend the Company’s Articles of Incorporation as follows:

1.Article VI

Section 1. Authorized Shares – the total number of shares which this Corporation is authorized to issue is 500,000,000 shares of common stock, $.001 par value.

The Board of Directors has fixed the close of business on September 13, 2018 as the record date for determination of consenting shareholders and the shareholders entitled to notice of the action taken by written consent by the consenting shareholders.

Board of Directors

Northsight Capital, Inc.

VOTE REQUIRED FOR APPROVAL AND EFFECTIVE DATE

Vote Required for Approval

Applicable Nevada law permits a Nevada corporation to amend its certificate of incorporation to increase the number of authorized shares of any class of securities upon approval by the Board of Directors and the vote of stockholders holding a majority of the voting power of the common shares. Section 78.320 of the NRS permits any action that is required to be taken at a meeting of stockholders to be taken without a meeting if the action is taken by stockholders holding a majority of the voting power.

Likewise, Article II, Section 10 of the Company’s Bylaws authorizes any action required to be taken at a meeting of stockholders to be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Article VI, Section 2 of our Articles of Incorporation, each outstanding share of our common stock is entitled to one vote on each matter submitted to a vote of stockholders.

The increase in authorized shares was adopted by our Board of Directors and by the Majority Stockholders in accordance with applicable Nevada law and Article II, Section 10 of our Bylaws.

The Majority Stockholders, who have consented in writing to approve the increase in our authorized shares, collectively own approximately 51% of our issued and outstanding common stock, and the Company has no outstanding voting securities aside from its common stock.

Accordingly, no additional votes are required or necessary to adopt the amendment to increase our authorized shares, and none are being solicited hereunder. There are no voting agreements or other arrangements among the Majority Stockholders with respect to the increase in our authorized shares or with respect to any other matter.

Effective Date of Actions

Pursuant to Reg. Section 240.14c-2(b) of the Securities and Exchange Commission (the “Commission”), the increase in our authorized shares will not be effective until 20 calendar days after the mailing date of our definitive Information Statement to our common stockholders. We expect to mail the definitive Information Statement on or about September 26, 2018, in which case the increase in our authorized shares will become effective on or about October 15, 2018.

DISSENTERS’ RIGHTS OF APPRAISAL

The NRS does not provide any dissenters’ rights with respect to the increase in our authorized shares. Therefore, no dissenters’ rights of appraisal will be given in connection therewith.

The Company’s Articles of Incorporation, as amended, are being amended as described below. A brief description of the reasons for the amendment is also set forth below.

ARTICLE VI

INCREASE IN THE COMPANY’S AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors and consenting shareholders approved an amendment to our Articles of Incorporation to increase in the number of shares of our common stock from 200,000,000 to 500,000,000. The Board of Directors recommended the increase in the number of authorized shares of our common stock from 200,000,000 to 500,000,000 because 200,000,000 authorized shares of common stock was insufficient to conduct and finance the Company’s business.

The Company currently has 200,000,000 authorized common shares, $.001 par value. As of September 13, 2018, the Company had approximately 118,567,294 shares issued and outstanding. In addition, as of September 18, 2018, the Company is obligated to issue to issue an additional 18,404,000 shares, which have not yet been issued, had outstanding warrants to purchase 14,335,285 common shares, and convertible notes which will become convertible into approximately 70 million shares (approximately 15.4 million shares are currently issuable under these notes) (and additional reserves related to outstanding convertible notes).

Based on the approval of the consenting shareholders, the Board of Directors will cause our certificate of incorporation to be amended to increase the number of our authorized shares of common stock, $.001 par value, from 200,000,000 to 500,000,000 shares. Based on our outstanding common stock and commitments to issue common stock, we currently have no shares of common stock available for future issuance.

The increase in authorized shares was determined by the Company’s Board of Directors, and approved by the consenting shareholders. Company stockholders will not realize any dilution in their voting rights as a result of the increase in authorized shares but will experience dilution to the extent additional shares are issued. Issuance of significant numbers of additional shares of the Company’s common stock in the future (i) will dilute stockholders’ percentage ownership and (ii), if such shares are issued at prices below what current stockholders paid for their shares, may dilute the value of current stockholders’ shares.

The authorized, but unissued shares of common stock will be available from time to time for corporate purposes, including meeting the Company’s current obligations to issue common stock, including pursuant to outstanding warrants and convertible notes, raising additional capital, compensating consultants and advisors, acquisitions of companies or assets, for strategic transactions, and sales of common stock or securities convertible into common stock, including convertible notes. The additional authorized shares may be used by the Company for business and financial purposes as determined by the Board from time to time to be necessary or desirable.

The Company believes the availability of the additional shares will provide the Company with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. In particular, the availability of additional shares of common stock would allow the Company to raise additional capital via one or more equity or convertible debt offerings. If the Company issues additional shares, the percentage ownership interests of holders of the Company’s common stock will be diluted.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share, and on stockholders’ equity and percentage voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of the common stock. Holders of common stock have no preemptive rights.

Shares of authorized and unissued common stock could be issued in one or more transactions that could make it more difficult, and therefore less likely, that any takeover of the Company could occur. Issuance of additional common stock could have a deterrent effect on persons seeking to acquire control. The Board also could, although it has no present intention of so doing, authorize the issuance of shares of common stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amendments to the Company’s Certificate of Incorporation or Bylaws would not receive the required stockholder approval. Accordingly, the power to issue additional shares of common stock could enable the Board to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the increase in authorized shares that is not shared by all stockholders, except that, upon the increase in authorized shares, Kae Park, a significant shareholder, will be re-issued the 10 million shares that she previously surrendered to the Company because the Company did not have sufficient authorized and unissued shares to conduct a necessary financing. Ms. Park is not receiving any compensation form the Company for having surrendered her shares to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides information concerning beneficial ownership of our common stock as of September 13, 2018, for each director individually, (iii) all directors and executive officers as a group, and (iv) each person known by us to beneficially own more than 5% of our outstanding common stock. The address for our executive officers and directors is in care of Northsight Capital, Inc., 7580 East Gray Rd. Suite 103, Scottsdale, AZ 85260.

Name of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership	Percent of Class

Kae Park (7) PO Box 14110 Scottsdale, AZ 85260	15,465,932	12.0%

Winterwalk Capital, LLC(6)	9,000,941	7.6%

John Venners(3)	3,000,000	2.5%

Thomas Dean	500,000	*

Kuboo, Inc.	7,516,666	6.3%
7580 East Gray Rd. Scottsdale, AZ 85260
Sandor Capital Master Fund(4)	40,505,305	31.5%
2828 Routh St., Suite 500 Dallas TX 75201

All Directors and executive officers as a group (2 persons) (5)	10,516,666	8.9%

* Less than one percent (1%).

(1) Based upon information furnished by the persons listed. Except as otherwise noted, all persons have sole voting and investment power over the shares listed. A person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date.

(2) As of September 13, 2018, the Company had approximately 118,567,294 shares issued and outstanding.

(3) John Venners is a director and the CEO of Kuboo, Inc.

(4) John Lemak is the General Partner of Sandor Capital Master Fund, in which capacity, he manages the fund’s assets and day to day business activities. Included in the shares shown above, Sandor Capital Master Fund holds warrants to purchase an aggregate 10,130,285 shares of common stock.

(5) Includes shares owned of record by Kuboo, Inc., as our director and EVP is also an officer and director of Kuboo.

(6) Includes shares owned of record by Wealthcorp, LLC, Winterwalk, LLC and Christopher Walkup, who is a managing member of each of Wealthcorp, LLC and Winterwalk, LLC.

(7) Includes 10 million shares of common stock which Ms. Park previously surrendered to the Company, which the Company will re-issue to her upon completion of the increase in authorized shares.

SEC Rule 13d-3 generally provides that beneficial owners of securities include any person who, directly or indirectly, has or shares voting power and/or investment power with respect to such securities, and any person who has the right to acquire beneficial ownership of such security within 60 days. Any securities not outstanding which are subject to such options, warrants or conversion privileges exercisable within 60 days are treated as outstanding for the purpose of computing the percentage of outstanding securities owned by that person. Such securities are not treated as outstanding for the purpose of computing the percentage of the class owned by any other person. At the present time there are no outstanding options or warrants.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Unless the Company has received contrary instructions from one or more of the stockholders, only one copy of our definitive Information Statement will be delivered to multiple common stockholders sharing the same address. The Company will, upon written or oral request, mail a separate copy of the definitive Information Statement to common stockholders at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of the definitive Information Statement may direct his/her/its request to: Sienna DeSantis, <sdesantis@northsightcapital.com>, 7580 East Gray Rd., Suite 103. Our telephone number is 480-385-3893. Stockholders who receive multiple copies of the definitive Information Statement at the same address, and who would like to receive only a single copy of Company communications may do so by making a written or oral request at the above-referenced addresses or telephone number.

Thank you for your support

Northsight Capital, Inc.